UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2013 (January 31, 2013)

INFOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-183494-06	01-0924667
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10011

(Address of principal executive offices) (Zip Code)

(678) 319-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2013, Infor, Inc. (the “Company”) announced that it has appointed Jay Hopkins as Interim Chief Financial Officer effective immediately. Mr. Hopkins will replace Mr. Kevin Samuelson who, as previously reported on December 27, 2012, has notified the Company that he intends to resign from his position as Chief Financial Officer to pursue other opportunities.

Mr. Hopkins, 41, has served as the Company’s Senior Vice President, Controller and Chief Accounting Officer from February 2009 to date. Before joining the Company, Mr. Hopkins served as Vice-President and Controller at MicroStrategy, Inc. from January 2008 to January 2009. Prior to MicroStrategy, Inc., Mr. Hopkins served as Worldwide Controller at the Internet Security Systems, Business Unit of IBM from October 2006 to December 2007, and Vice-President, Corporate Controller, and Chief Accounting Officer at Internet Security Systems, Inc. from January 2006 to October 2006. Mr. Hopkins holds a Bachelor of Science degree in Commerce with a concentration in Accounting from the University of Virginia. As compensation for his additional role as Interim Chief Financial Officer, Mr. Hopkins will receive an increase of $10,000 per month in base salary for each month (pro-rated for any partial months) that Mr. Hopkins performs the role of Interim Chief Financial Officer.

The Company is currently conducting a search for a permanent Chief Financial Officer replacement. Upon the commencement of employment with the Company of the permanent Chief Financial Officer, it is expected that Mr. Hopkins will return to his immediately prior position with the Company as Senior Vice President, Controller and Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOR, INC.

Date: February 1, 2013	By:	/s/ Gregory M. Giangiordano
Gregory M. Giangiordano
Senior Vice President and General Counsel

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